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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-
1620, No. 333-34693, No. 333-34695 and No. 333-46887) of Total Renal Care
Holdings, Inc. of our report dated July 14, 1995, except for Note 9 as to which the date is July 24, 1995, on our audit of the Wichita Dialysis Group as of December 31, 1994 and for the year then ended, appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of Total Renal Care Holdings, Inc. for the year ended December 31, 1997.

                                          /s/ Baird, Kurtz & Dobson

Baird, Kurtz & Dobson
Wichita, Kansas
May 15, 1998